UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2009

YASHENG ECO-TRADE CORPORATION.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9107 Wilshire Blvd., Suite 450, Beverly Hills, CA 90210
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (310) 461-3559

With a copy to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11th Floor
New York, New York 10005
T: 516.833.5034
F: 516.977.1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

On August 7, 2009, Yasheng Eco-Trade Corporation (the ”Company”)  has entered into a Memorandum of Terms  in which it will provide an equity line in the amount up to $1,000,000 to Golden Water Agriculture, a  corporation to be formed in Israel (“Golden Water”).  Upon funding the equity line,  the Company will receive shares of Series A Preferred Stock (the “Golden Water Preferred”) convertible into 30% of Golden Water, which assumes that the full $1,000,000 is funded.   The Company will be entitled to convert the Golden Water Preferred into the most senior class of shares of Golden Water at a 15% discount to any recent round of financing.  The Company shall be required to convert the Golden Water Preferred in the event of an initial public offering based on a valuation three times the valuation of the investment.  To date, no consideration has been exchanged between the Company and Golden Water.

Golden Water has developed a process by which gaseous oxygen can be introduced into water at the molecular level and retained at a high concentration for a long period of time, as well as the ability to add gaseous elements including nitrogen, carbon dioxide and more.

The parties that are forming Golden Water have filed for patents in the United States and Israel.

The closing of the financing of Golden Water by the Company will require the completion of definitive documentation and completion of due diligence by the Company.  Final closing is subject to approval of the final definitive agreements by the Boards of Directors of Golden Water and the Company.  There is no guarantee that the parties will reach a final agreement or that the transaction will close on the terms set forth above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

YASHENG ECO-TRADE CORPORATION

By:	/s/ Yossi Attia
Name:	Yossi Attia
Title:	Chief Operating Officer

Date:	August 13, 2009
Beverly Hills, California